Exhibit 10.1

OMEGA PROTEIN CORPORATION
2017 CASH INCENTIVE PERFORMANCE UNIT PLAN

THIS OMEGA PROTEIN CORPORATION 2017 CASH INCENTIVE PERFORMANCE UNIT PLAN (this “Plan”), is hereby adopted by the Board under and subject to the Omega Protein Corporation 2015 Long Term Incentive Plan (“the 2015 Incentive Plan”), effective as of January 1, 2017 (the “Effective Date”).

1.

Purpose and Performance Unit Awards. The purpose of this Plan is to enable Omega Protein Corporation (the “Company”) and its Affiliates to obtain and retain the services of Employees by encouraging their commitment, motivating their superior performance by means of long-term performance related incentives, encouraging and providing them with a program that links and aligns their personal interests to those of the Company’s stockholders, attracting and retaining them by providing competitive incentive compensation opportunities, and enabling them to share in the long-term growth and success of the Company. The Plan is adopted and the Performance Units granted are under the Company’s 2015 Incentive Plan which was approved by the Company’s stockholders on June 25, 2015. This Plan and Awards, as defined below, hereunder are intended to meet the performance-based exception for compensation under Code Section 162(m). This Plan consists of a grant of Performance Units (“Awards”) to be awarded to eligible Employees as determined by the Compensation Committee of the Board (“Committee”) at its sole discretion. Awards will only become payable upon the Committee’s written certification of the attainment of performance goals established under this Plan and the Participant’s continued employment during the Performance Period as provided herein. Each Performance Unit will have the value assigned under Section 3 hereof which is based upon the extent to which the performance goals are achieved. The Committee shall cause to be notified or will notify each eligible Employee (a “Participant”) in writing of the number of Performance Units granted to the Employee as a Participant in this Plan. Upon the written certification by the Committee of the level of achievement of the performance goals for a Performance Period, the Company will pay out the Performance Units the Participant has earned for such Performance Period in cash in accordance with Section 4 hereof.

2.

Committee. The Committee shall have the power and authority to select and grant to Awards to Participants pursuant to the terms of this Plan and all power and authority as provided under the 2015 Incentive Plan with respect to Awards and this Plan, including and in accordance with Code Section 162(m), the Committee shall have the authority: (a) to construe, interpret and administer this Plan, reconcile any inconsistency in, correct any defect in and/or supply any omission in this Plan and any instrument or agreement relating to, or Award granted under this Plan; (b) to promulgate, amend, and rescind rules and regulations relating to the administration of this Plan; (c) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of this Plan; (d) to the extent permissible under applicable law, including the corporate law of the state in which the Company is incorporated, to delegate its authority to one or more Officers provided that no such authority will be delegated if it would violate Code Section 162(m); (e) to determine when Awards are to be granted under this Plan and the applicable date of the Grant (the “Date of Grant”) as specified in the Award; (f) to determine the number of Performance Units to each Award; (g) to prescribe the terms and conditions of each Award, including provisions relating to vesting and earning Performance Units consistent with Code Section 162(m); (h) to amend any outstanding Awards as permitted under the 2015 Incentive Plan provided that no such amendment will be made if it would not be permitted under Code Section 162(m) with respect to performance-based compensation; (i) to make decisions with respect to outstanding Awards that may become necessary upon a Change in Control or an event that triggers anti-dilution adjustments to the extent permitted under the 2015 Incentive Plan including Sections 4.1, 4.2 and 25 and as specified in 8.2(c)(iii) due to asset write downs, litigation or claims judgments or settlements, the effect of changes in tax laws, accounting principles or other regulatory rules affecting reported results; any reorganization or structuring programs; extraordinary, unusual or infrequently occurring items as described in Accounting Principles Board Opinion No. 30 (or successor or pronouncement thereto) and/or management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; acquisitions or divestitures; any other specific unusual or nonrecurring events or objectively determinable category thereof; and a change in the Company’s fiscal year and only to the extent such amendment or adjustment is consistent with Code Section 162(m); (j) to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for administration of this Plan but only to the extent consistent with Code Section 162(m). The Committee’s decisions shall be binding and conclusive upon all persons, including the Participant and his or her legal representative in respect of any questions arising under the Plan or any Awards granted thereunder.

For administration, construction and interpretation, all terms not otherwise defined herein shall have the meanings of such terms in the 2015 Incentive Plan.

3.	Earning of Performance Units.

(a)     Performance Goals. The number of Performance Units granted to a Participant in the Performance Period will be earned in an amount equal to 1/3 of the total Performance Units awarded to the Participant for each calendar year of the Performance Period, and the value of each Performance Unit for such calendar year will be determined at the end of the applicable calendar year of the Performance Period based on the relative placement of the Company’s Total Shareholder Return (“TSR”) compared to the Total Shareholder Return of the Peer Group. This comparison will generate a percentage that will relate to one of four quartiles: (i) less than 25%, (ii) 25% up to 50%, (iii) 50% up to 75%, and (iv) greater than 75%.

That quartile will determine the value of a Performance Unit as set forth below:

	Company Comparison to Peer Group	Value of a Performance Unit
Maximum	75th % Quartile	$2.00
Target	50th % Quartile	$1.00
Threshold	25th % Quartile	$0.50
Below Threshold	< 25th % Quartile	$0

Values of Performance Units between quartiles will be interpolated, unless the Company’s TSR is below the 25th quartile, in which case no payment would be made, or unless the Company’s TRS is above the 75th quartile in which case the value of the Performance Unit is capped at $2.00. In the event that the Company’s TSR is negative during the applicable performance measurement period, the maximum value of the Performance Unit for that period would be capped at $1.00.

TSR for the Company is calculated with respect to each calendar year in the Performance Period by dividing (a) the average closing price of the Company’s common stock for the last 25 trading days of the applicable calendar year, less the average closing price of the Company’s common stock for the 25 trading days immediately preceding the calendar year, by (b) the average closing price of the Company’s common stock for the 25 trading days immediately preceding the calendar year. TSR is calculated with respect to each year in the Performance Period for the companies in the Peer Group on the same basis as total shareholder return is calculated for the Company.

If any Performance Units are earned during the Performance Period as certified by the Committee, the Participant will accrue such units until the end of the Performance Period. At the end of the Performance Period, the Participant will be paid within sixty (60) days following the end of the Performance Period, a cash amount as provided in Section 4 subject to the Participant’s continuing employment with the Company or an Affiliate from the Date of Grant through the payment date (except as provided in Section 4 with respect to a separation from service due to death or Disability).

(b)     Employment Condition. Except as provided in Section 4 hereof, a Participant must be employed by the Company on the payment date as provided in Section 4 in respect of a Performance Unit to be eligible for any payment with respect to an Award for the Performance Period.

(c)      Certification. Following completion of each calendar year in the Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goal for the calendar year has been achieved and, if so, calculate and certify in writing the number of Performance Units that the Participant earned and the value of such units for such calendar year based upon the Company’s TSR relative to the Peer Group TSR.

4.

Payment. Payment in respect of the Performance Unit Award that is earned for each calendar year of the Performance Period will be made solely in a cash amount equal to that employee’s number of Performance Units earned for each calendar year multiplied by the value of the Performance Units for that corresponding calendar year, as set forth in the above chart, based upon the certifications required by Section 3(c) above, and will be paid within sixty (60) days following the end of the Performance Period, subject to the Participant’s continuous Employment with the Company or an Affiliates through the payment date; provided that payment with respect to Performance Units for a Plan Year earned by a Participant during the Performance Period but who separates from service prior to the expiration of the Performance Period on account of his or her death or Disability will still be paid for that completed Plan Year within 30 days following the separation date from service due to such death or Disability.

Upon a Change in Control prior to the expiration of the Performance Period or prior to the payment date, the Performance Units that have been earned for completed calendar years of the Performance Period will be paid no later than 30 days after the date of the Change in Control, and for incomplete calendar years, the earnings of the remaining Performance Units granted to a Participant will be accelerated as of the date of the Change in Control and valued at the target value as provided in the chart in Section 3 and such amounts will be paid no later than 30 days after the date of the Change in Control.

5.

Tax Withholding and Tax Advice. All payments with respect to Performance Unit Awards are subject to all applicable federal, state, foreign and local taxes, and tax withholding requirements, and the Company shall have the right to withhold from any payment due under the Plan and any Performance Unit Award an amount equal to the minimum required withholding obligation in respect of any federal, state, foreign and local taxes. Each Participant is solely responsible for the tax consequences to the Participant or any beneficiary with respect to any Performance Unit Award under this Plan and is advised to consult his or her own tax advisor with respect to any Performance Unit Award and the payment thereof under this Plan.

6.	No Rights as Stockholder. The Participant shall have no rights as a stockholder with respect to the shares of Common Stock underlying the Performance Units.

7.

Compliance with Laws and Regulations. The issuance and transfer of the Performance Units shall be subject to compliance by the Company and the Participant with all applicable requirements of securities laws and with all applicable requirements of any stock exchange on which the Common Stock may be listed at the time of such issuance or transfer.

8.

No Right to Employment or other Service. Nothing in this Plan shall be deemed by implication or otherwise to impose any limitation on any right of the Company or any of its Affiliates to terminate the Participant’s Employment or other service at any time.

9.

Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, facsimile, courier service or personal delivery:

if to the Company:

2105 City West Blvd.

Suite 500

Houston, TX 77042

Attention: General Counsel

if to the Participant, at the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

10.

Electronic Delivery. The Committee may, in its sole discretion, deliver any documents related to an Award by electronic means. To participate in the Plan, a Participant consents to receive all applicable documentation by electronic delivery and through an on-line (and/or voice activated) system established and maintained by the Committee or a third party vendor designated by the Committee.

11.	Bound by Plan and Committee Determinations. The Participant will be bound by all of the terms and provisions of the Plan, the 2015 Incentive Plan and determinations by the Committee.

12.

Beneficiary. No Award shall be transferable other than by the laws of descent and distribution. The Participant may file with the Committee a written designation of a beneficiary in the event of Participant’s death on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the legal representative of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

13.

Successors. The terms of this Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and on the Participant and the beneficiaries, executors, heirs and successors of the Participant.

14.

Amendment of Performance Unit Award and Plan. Subject to Sections 2 and 15 of this Plan and the 2015 Incentive Plan including, without limitation, Section 3.3(f) and only in accordance with Code Section 162(m), the Committee at any time and from time to time may amend the terms of this Plan or a Performance Unit Award.

15.	Adjustment Upon Changes in Capitalization. The shares of Common Stock underlying the Performance Units may be adjusted as provided in the 2015 Incentive Plan in accordance with Code Section 162(m).

16.

Governing Law. This Plan shall be construed and interpreted in accordance with the laws of the State of Nevada without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Nevada.

17.	Severability. Every provision of this Plan is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

18.	Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Plan.

19.	Code Section 162(m) Requirements.

(a)     This Plan and Performance Unit Awards hereunder are intended to be contingent on the attainment of one or more “pre-established,” objective performance based on criteria that have been approved by the Company’s stockholders in the 2015 Incentive Plan in accordance with Code Section 162(m).

(b)     The performance goals are hereby set by the Committee on the Effective Date which is before 25% of the Performance Period has elapsed and within 90 days of the commencement of the Performance Period and the performance measures have been approved by the stockholders under the 2015 Incentive Plan.

(c)     Before payment, the Committee must confirm in writing that the performance goals and any other material terms were in fact satisfied.

(d)     To the extent permitted under and in accordance with the 2015 Incentive Plan and only to the extent permitted under Code Section 162(m), the Committee may use its discretion to eliminate or reduce a Performance Unit Award but it may not increase any amount payable to a Participant who is a “covered employee” within the meaning of Code Section 162(m).

20.	Definitions.

(a)     “Disability” shall mean the Participant’s inability to perform his duties to the Company or a Company Affiliate on account of mental or physical disability lasting continuously for a period of 90 days or more as determined by the Committee in its sole discretion, and Participant agrees by accepting an Award to provide the Committee with the necessary information to make such a determination.

(b)     “Performance Goals” means those measures as described in Section 3(a) hereof.

(c)     “Performance Period” is the 36-month period commencing on January 1, 2017 and ending on December 31, 2019. Within the Performance Period are three periods that for convenience are referred to as “calendar years”:

(i)	January 1, 2017 (date of Plan adoption) to December 31, 2017

(ii)	January 1, 2018 to December 31, 2018

(iii)	January 1, 2019 to December 31, 2019

(d)     “Peer Group” means the Russell 2000 Index as in effect on applicable measurement periods during the Performance Period.

(e)     “Performance Unit” represents the right of a Participant under this Plan to receive a cash amount for each Performance Unit awarded when such Performance Unit becomes vested and payable valued in accordance with Section 3 hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company executed this Plan as of the day first written above.

OMEGA PROTEIN CORPORATION

/s/ Bret D. Scholtes
Bret D. Scholtes
President and Chief Executive Officer